Exhibit 99.1

China Gengsheng Minerals, Inc. Reports Unaudited EPS of
$0.09 for the Second Quarter of 2009

- Gross Margin 30.5% -

- Total Sales $14.4 Million, Up 16% from 1Q09 –

- Net Income $2.0 Million, or 114% Higher Than 1Q09 -

- Teleconference to be Held Monday, August 17, 2009, at 9:00 a.m. EDT -

Gongyi, China, August 14, 2009 – China Gengsheng Minerals, Inc. (OTC Bulletin Board: "Gengsheng" or the "Company"), a leading manufacturer in China of industrial materials capable of withstanding high temperature, saving energy and boosting productivity, today reported its unaudited financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Results

For the second quarter of 2009, sales were $14.4 million, a slight increase of 0.2% from the same period of 2008, and 15.9% higher than the first quarter of 2009. The quarter-over-quarter increase was primarily because of the rebound of monolithic refractory sales in the second quarter as the Chinese steel sector benefitted from the government stimulus spending.

In 2Q09, monolithic refractory products contributed 85.7% of sales, vs. 85.5% in 2Q08 and 79.0% in 1Q09. Industrial ceramics contributed 3.8% of sales, vs. 4.2% in 2Q08 and 1.2% in 1Q09. Fracture proppants contributed 10.5% of sales, vs. 10.3% in 2Q08 and 19.8% in 1Q09.

Gross profit was $4.4 million, a decline of 19.5% from the same period of 2008, but an increase of 16.7% from the first quarter of 2009. Gross margin was 30.5%, compared with 38.0% in the same period of 2008 and 30.3% in the first quarter of 2009.

"Our second quarter results benefitted from the rebound in steel production as the Chinese economy re-accelerated, spurred by the government stimulus spending on infrastructure," said Mr. Shunqing Zhang, Chairman, President and CEO of Gengsheng. "At the same time, our gross margin continued to recover sequentially as the pressure from raw material prices eased. Lastly, our effective management of operating expenses and a $733,000 grant from the central government to support the development of our cutting-edge abrasive products contributed to the bottom-line growth from the first quarter."

Mr. Zhang continued, "Going forward, we are confident the steel sector in China will continue to expand their production as the Chinese benchmark steel prices have soared 32% since April on what JPMorgan analyst calls the 'explosive demand' from car and home appliance makers. And we are also pleased that our newest business segment, fine precision abrasives, has now begun its trial production. We anticipate a commercial launch sometime in the fall."

Selling expenses in the second quarter of 2009 were $1.4 million, compared with $1.6 million in the same period of 2008, and $1.5 million in the first quarter of 2009. General and administrative expenses were $1.0 million, compared with $1.0 million in the same period of 2008, and $1.0 million in the first quarter of 2009.

As a percentage of total sales, operating expenses were 17.5%, vs. 18.6% in the same period of 2008 and 21.3% in the first quarter of 2009.

Net income attributable to the Company's stockholders was $2.0 million, a decline of 11.7% from the same period of 2008, but an increase of 114.3% from the first quarter of 2009.

Diluted EPS was $0.09, compared with $0.10 in the same period of 2008 and $0.04 in the first quarter of 2009.

Six Months 2009 Results

For the first six months of 2009, sales were $26.8 million, an increase of 11.7% from the same period of 2008.

Monolithic refractory products contributed 82.6% of sales, vs. 87.4% in the same period of 2008. Industrial ceramics contributed 2.6% of sales, vs. 3.9% in the same period of 2008. Fracture proppants contributed 14.8% of sales, vs. 8.7% in the same period of 2008.

Gross profit was $8.1 million, a decrease of 9.6% from the same period of 2008. Gross margin was 30.4%, compared with 37.6% in the same period of 2008.

Selling expenses were $2.9 million, a decrease of 1.6% from the same period of 2008. General and administrative expenses were $2.0 million, an increase of 23.5% from the same period of 2008.

As a percentage of total sales, operating expenses were 19.2%, compared with 19.9% in the same period of 2008.

Net income attributable to the Company's stockholders was $3.0 million, a decline of 14.4% from the same period of 2008. Diluted EPS was $0.12, vs. $0.15 in the same period of 2008.

As of June 30, 2009, the Company had total cash and cash equivalents of $2.0 million, compared with $3.8 million at March 31, 2009.

Total shareholders' equity increased to $46.2 million at June 30, 2009, from $44.2 million at March 31, 2009.

Total shares outstanding on a fully diluted basis as of June 30, 2009 were 24.0 million.

Recent Developments

On July 30, 2009, the Company announced that it has started the trial production of its new product, fine precision abrasives, at the Company's newly completed facilities in Gongyi City, Henan Province. The abrasives are fine grains of silicon carbide, white fused alumina, and blend materials used in the cutting and polishing of optical equipment, semiconductors, and fine metal surfaces to improve finish quality. Currently Gengsheng uses its patented technology to focus on producing lapping abrasives and polishing compounds for the processing of silicon wafers. The facilities, which were completed in April, have an annual production capacity of 20,000 tons.

On July 8, 2009, the Company announced it won a supply contract for fracture proppant products with Liaohe Oilfield, a subsidiary of China National Petroleum Corporation (CNPC). The total value of the contract is $3 million. The contract duration is until December 30, 2009. Liaohe Oilfield is China's third largest oil field, and it produced about 6% of China's oil supply as of 2007, according to CNPC's Website.

On June 10, 2009, the Company announced it signed a short-term loan agreement with Commercial Bank of Zhengzhou for $2.9 million (RMB 20 million) to be used for general corporate purposes.

Conference Call

The Company will host a conference call on Monday, August 17, 2009, at 9:00 a.m. Eastern Daylight Time / 9:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing +1-877-407-9205 (North America) or +1-201-689-8054 (International) 10 minutes before the call start time.

A replay of the call will be available through Monday, August 24, 2009, at 11:59 p.m. EDT. Interested parties may access the replay by dialing +1-877-660-6853 (North America) or + 1-201-612-7415 (International) and entering account number 286 and conference ID number 330563.

About China Gengsheng Minerals, Inc.

China Gengsheng Minerals, Inc. ("Gengsheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics and fracture proppants. A market leader offering customized solutions, Gengsheng sells its products primarily to the iron-and-steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, Gengsheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. Gengsheng conducts business through Gengsheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan Gengsheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd. and Henan Gengsheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Gengsheng Minerals, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the Company's ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Mr. Shuai Zhang
 Investor Relations
China Gengsheng Minerals, Inc.
Email: gszs@gengsheng.com

In the U.S.:
Mr. Valentine Ding
Investor Relations
Grayling
Tel: +1-646-284-9412
Email: valentine.ding@us.grayling.com

Financial Tables to Follow

China Gengsheng Minerals, Inc. Condensed Consolidated Balance Sheets
	As of	As of
	June 30,	December 31,
	2009	2008
(Stated in US Dollars)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,000,363	$955,732
Restricted cash	4,248,500	1,760,400
Trade receivables	34,030,932	30,026,675
Bills receivable	1,658,789	631,560
Other receivables and prepayments	5,309,314	3,608,247
Inventories	13,141,250	12,170,193
Deferred tax assets	31,685	54,869

Total current assets	60,420,833	49,207,676

Deposits for acquisition of property, plant and equipment	6,097,015	6,297,205
Deposits for acquisition of land use right	216,664	-
Goodwill	441,089	441,089
Intangible asset	952,250	953,550
Property, plant and equipment, net	14,302,008	10,654,692
Land use right	944,947	956,916

TOTAL ASSETS	$83,374,806	$68,511,128

LIABILITIES AND EQUITY

Current liabilities:
Trade payables	$11,493,180	$9,548,854
Bills payable	6,299,500	3,520,800
Other payables and accrued expenses	5,113,442	6,010,364
Advances from a director	275,481	2,460,820
Income taxes payable	379,629	349,293
Non-interest-bearing loans	216,454	290,100
Collateralized bank loans	12,892,000	2,640,600
Unsecured interest-bearing loan	219,750	220,050
Deferred tax liabilities	21,457	21,486

TOTAL LIABILITIES	36,910,893	25,062,367

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock - $0.001 par value 100,000,000 shares authorized, 24,038,183 shares issued and outstanding	24,038	24,038
Additional paid-in capital	19,608,044	19,608,044
Statutory and other reserves	7,207,206	7,207,206
Accumulated other comprehensive income	4,298,028	4,355,605
Retained earnings	15,075,361	12,078,137

Total stockholders' equity	46,212,677	43,273,030
NONCONTROLLING INTERESTS	251,236	175,731

TOTAL EQUITY	46,463,913	43,448,761

TOTAL LIABILITIES AND EQUITY	$83,374,806	$68,511,128

China Gengsheng Minerals, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income

	Six months ended		Three months ended
	June 30,		June 30,
	2009	2008	2009	2008
(Stated in US Dollars)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Sales	$26,767,935	$23,953,694	$14,369,925	$14,339,542
Cost of goods sold	(18,626,552)	(14,949,615)	(9,984,844)	(8,894,020)

Gross profit	8,141,383	9,004,079	4,385,081	5,445,522

Operating expenses
General and administrative expenses	2,037,372	1,649,438	1,026,189	1,014,534
Amortization and depreciation	199,122	159,988	100,833	55,986
Selling expenses	2,913,526	2,962,487	1,384,058	1,595,971

Total operating expenses	5,150,020	4,771,913	2,511,080	2,666,491

Net operating income	2,991,363	4,232,166	1,874,001	2,779,031

Other income (expenses)
Government grant income	769,756	61,586	732,865	2,588
Interest income	20,209	2,946	11,545	744
Other income	61,744	35,766	28,778	11,178
Finance costs	(442,393)	(425,435)	(255,157)	(236,937)

Total other income (expenses)	409,316	(325,137)	518,031	(222,427)

Income before income taxes and noncontrolling interests	3,400,679	3,907,029	2,392,032	2,556,604
Income taxes	(328,190)	(371,819)	(282,064)	(221,029)

Net income	3,072,489	3,535,210	2,109,968	2,335,575
Net income attributable to noncontrolling interests	(75,265)	(32,030)	(66,362)	(21,677)

Net income attributable to Company’s stockholders	$2,997,224	$3,503,180	$2,043,606	$2,313,898

Net income	$3,072,489	$3,535,210	$2,109,968	$2,335,575
Other comprehensive income
Foreign currency translation adjustment	(57,577)	2,078,882	(1,644)	857,977

Comprehensive income	$3,014,912	$5,614,092	$2,108,324	$3,193,552
Comprehensive income attributable to noncontrolling interests	(75,505)	(32,030)	(66,842)	(24,505)

Comprehensive income attributable to Company’s stockholders	$2,939,407	$5,582,062	$2,041,482	$3,169,047

Earnings per share-Basic	$0.12	$0.15	$0.09	$0.10
Earnings per share-Diluted	$0.12	$0.15	$0.09	$0.10

Weighted average number of shares – Basic	24,038,183	24,038,183	24,038,183	24,038,183
Weighted average number of shares – Diluted	24,038,183	24,157,176	24,038,183	24,157,176

China Gengsheng Minerals, Inc. Condensed Consolidated Statements of Cash Flows
	Six months ended June 30,
	2009	2008
(Stated in US Dollars)	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income attributable to Company’s stockholders	$2,997,224	$3,503,180
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	460,135	461,200
Amortization of land use right	10,669	11,756
Deferred taxes	23,120	31,955
Noncontrolling interests	75,265	32,030
Loss on disposal of property plant and equipment	(1,470)	-
Changes in operating assets and liabilities:
Restricted cash	(2,491,690)	(1,313,100)
Trade receivables	(4,047,125)	(3,618,468)
Bills receivables	(1,028,582)	5,837,860
Other receivables and prepayments	(1,704,292)	(309,419)
Advances to staff	-	(620,593)
Inventories	(988,140)	(4,480,688)
Other payables and accrued expenses	(889,153)	2,002,916
Trade payables	1,958,279	321,073
Bills payables	2,784,830	2,626,200
Income tax payable	30,826	(212,682)

Net cash flows (used in) provided by operating activities	(2,810,104)	4,273,220

Cash flows from investing activities
Payments for deposits acquisition land use right	(216,768)	-
Payments to acquire and for deposit to acquire property, plant and equipment	(4,049,131)	(2,537,497)
Proceeds from disposal of property, plant and equipment	118,722	-
Net cash paid to acquire a subsidiary	-	(875,294)

Net cash flows used in investing activities	(4,147,177)	(3,412,791)

Cash flows from financing activities
Proceeds from bank loans	10,259,900	-
Repayment of bank loans	-	(1,794,570)
Repayment to a director	(2,183,026)	-
Repayment of non-interest-bearing loans	(73,285)	(212,487)

Net cash flows provided by (used in) financing activities	8,003,589	(2,007,057)

Effect of foreign currency translation on cash and cash equivalents	(1,677)	114,224

Net increase (decrease) in cash and cash equivalents	1,044,631	(1,032,404)
Cash and cash equivalents - beginning of period	955,732	1,964,390

Cash and cash equivalents - end of period	$2,000,363	$931,986

China Gengsheng Minerals, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income

	Six Months Ended June 30,
	2009	2008
(Stated in US Dollars)	(Unaudited)	(Unaudited)

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$295,775	$223,204
Income taxes	$39,407	$521,910